Exhibit 4.5.5

Australian Purchaser Charge
(Project H) - Queensland

Hertz Australia Pty Limited

ABN 31 004 407 087

and

HA Funding Pty Limited

ACN 117 549 498

MLC Centre Martin Place Sydney New South Wales 2000 Australia

Telephone +61 2 9225 5000  Facsimile +61 2 9322 4000

www.freehills.com  DX 361 Sydney

SYDNEY MELBOURNE PERTH BRISBANE SINGAPORE

Correspondent Offices HANOI HO CHI MINH CITY JAKARTA KUALA LUMPUR

Reference  WGG:SSP:36C

	6.9	Termination of receivership and possession	37

7	Application and receipts of money		38

	7.1	Order of application	38
	7.2	Money actually received	40
	7.3	Amounts contingently due	40
	7.4	Notice of a subsequent Encumbrance	41
	7.5	Chargee’s statement of indebtedness	43
	7.6	Chargee’s receipts	43
	7.7	Conversion of currencies on application	44
	7.8	Amounts payable on demand	44

8	Power of attorney		44

	8.1	Appointment of Attorney	44
	8.2	Purposes of appointment	45
	8.3	Delegation and substitution	46

9	Protection		47

	9.1	Protection of third parties	47
	9.2	Protection of the Chargee, Receiver and Attorney	47

10	Saving provisions		49

	10.1	Statutory powers	49
	10.2	Continuing security	49
	10.3	No merger of security	50
	10.4	Exclusion of moratorium	50
	10.5	Conflict	51
	10.6	Completion of blank securities	51
	10.7	Principal obligations	52
	10.8	No obligation to marshal	52
	10.9	Non-avoidance	53
	10.10	Increase in financial accommodation	53

11	Third party provisions		54

	11.1	Suspense account	54
	11.2	Independent obligations	55
	11.3	Unconditional nature of obligations	55

12	General		56

	12.1	Performance by Chargee of the Chargor’s obligations	56
	12.2	Chargor to bear cost	56
	12.3	Notices	56
	12.4	Governing law and jurisdiction	57
	12.5	Prohibition and enforceability	57
	12.6	Waivers	58
	12.7	Variation	59
	12.8	Cumulative rights	60
	12.9	Assignment	60

12.10	Counterparts	60
12.11	Attorneys	60

This deed of charge

is made on 21 December 2005 between the following parties:

1.                                     Hertz Australia Pty Limited
ACN 004 407 087
of Level 6, 10 Dorcas Street, South Melbourne, Victoria
(Chargor)

2.                                     HA Funding Pty Limited
ACN 117 549 498
of Level 6, 10 Dorcas Street, South Melbourne, Victoria
(Chargee)

Recitals

A.                                  The Chargor is, or will be, the legal and beneficial owner of the Charged Property.

B.                                    The Chargor has agreed to charge the Charged Property to secure the payment of the Secured Moneys.

This deed witnesses

that in consideration of, among other things, the mutual promises contained in this deed, the parties agree:

1                                        Definitions and interpretation

1.1                              Definitions

In this deed:

Accelerated Event of Default has the meaning given in the Principal Agreement;

Attorney means an attorney appointed under this deed;

Bridge Facility Agreement has the meaning given in the Principal Agreement;

Buy-Back Agreement means any purchase and buy-back agreement between the Chargor and a manufacturer of any Fleet Asset or related equipment or a dealer who sells any Fleet Asset;

Buy-Back Guarantee means any Guarantee given in favour of the Chargor in respect of obligations under a Buy-Back Agreement;

Charge means the security created by this deed;

Charged Property means all undertaking, assets and rights of the Chargor, including all real and personal property, choses in action, goodwill, uncalled and called but unpaid capital, which as at the date of this deed are located, or taken for the purpose of any law of an Australian State or Territory relating to stamp duty to be located, in Queensland, and any real property acquired at any time within 12 months after the date of this deed which is located, or taken for the purposes of any law of any Australian State or Territory relating to stamp duty to be located, in Queensland;

Corporations Act means the Corporations Act 2001 (Cth);

debt includes debts owing by a bank or other financial institution, including in relation to a current trading account;

Designated Account means the bank account opened by the Chargor in accordance with clause 2.7;

Designated Bank means the bank with which the Designated Account is maintained;

Event of Default has the meaning given in the Principal Agreement;

Fleet Assets means:

(a)                               all motor vehicles owned by the Chargor, including the engines, components, equipment and accessories installed in or on them;

(b)                              all substitutions, renewals, replacements and additions made from time to time to them;

(c)                               all spare and replacement parts and equipment owned by the Chargor for use in relation to them; and

Fleet Proceeds means:

(a)                               all money received or receivable under or in connection with a Fleet Asset (including under a Material Document); and

(b)                              any other asset derived from or arising in any way out of or in relation to a Fleet Asset or into which they are converted;

Intellectual Property Rights includes any patent, design, trade mark, copyright, trade secret, confidential information and any right to use, or to grant the use of, or to be the registered owner or user of, any of them;

Marketable Securities has the following meaning:

(a)                              the meaning given to that expression in the Corporations Act; and

(b)                             any units (whatever called) in a trust estate which represent a legal or beneficial interest in any of the income or assets of that trust estate and includes any options to acquire any units as described;

Material Documents means:

(a)                               each Buy-Back Agreement;

(b)                              each Buy-Back Guarantee;

(c)                               any other document which the Chargor and the Chargee agree, now or in the future, is a Material Document for the purposes of this deed,

or any document or agreement entered into or given under any of the above;

Power means any right, power, authority, discretion or remedy conferred on the Chargee, Receiver or Attorney by any Transaction Document or any applicable law;

Principal Agreement means the deed entitled “Australian Purchase Deed (Project H)” dated on or about the date of this deed between the Chargor, the Chargee and Perpetual Trustee Company Limited;

Receiver means a receiver or receiver and manager appointed under this deed;

Secured Moneys means all debts and monetary liabilities of the Chargor to the Chargee on any account under or in relation to any Purchaser Charge or the Purchase Deed and in any capacity, irrespective of whether the debts or liabilities:

(a)                               are present or future;

(b)                              are actual, prospective, contingent or otherwise;

(c)                               are at any time ascertained or unascertained;

(d)                              are owed or incurred as purchase consideration, principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account;

(e)                               are owed to or incurred for the account of the Chargee directly or as a result of:

(1)                               the assignment to the Chargee of any debt or liability of the Chargor; or

(2)                               any other dealing with any such debt or liability;

(f)                                 are owed to or incurred for the account of the Chargee before the date of this deed or before the date of any assignment of this deed to the Chargee by any other person or otherwise; or

(g)                              comprise any combination of the above;

Title Document means any original, duplicate or counterpart certificate or document of title including any real property certificate of title or any share certificate;

Transaction Document means:

(a)                              this deed;

(b)                             the Principal Agreement;

(c)                              any other Transaction Document as defined in the Principal Agreement; or

(d)                             any document which the Chargor and the Chargee agree, now or in the future, is a Transaction Document for the purposes of this deed,

or any document or agreement entered into or given under any of the above; and

Transaction Party means:

(a)                              the Chargor; or

(b)          any other Transaction Party as defined in a Transaction Document.

1.2                              Interpretation

In this deed, headings and bold type are for convenience only and do not affect the interpretation of this deed and, unless the context requires otherwise:

(a)                               words importing the singular include the plural and vice versa;

(b)                              words importing a gender include any gender;

(c)                               other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(d)                              an expression suggesting or referring to a natural person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)                               a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)                                 a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this deed and a reference to this deed includes any annexure, exhibit and schedule;

(g)                              a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)                              a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)                                  a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding-up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(j)                                  a reference to a party to any document includes that party’s successors and permitted assigns;

(k)                               a reference to an agreement other than this deed includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)                                  a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)                            a reference to a document includes any agreement in writing, or any certificate, notice, deed, instrument or other document of any kind;

(n)                              no provision of this deed may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this deed or that provision; and

(o)                              a covenant or agreement on the part of two or more persons binds them jointly and severally;

(p)                              a reference to a body, other than a party to this deed (including an institute, association or authority), whether statutory or not:

(1)                               which ceases to exist; or

(2)                               whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q)                              an Event of Default is continuing if it has not been remedied to the  satisfaction of the Bridge Facility Agent (acting reasonably) or expressly waived in writing by the Bridge Facility Agent; and

(r)                                 references to time are to Sydney time.

1.3                              Incorporated definitions

A word or phrase (other than one defined in clause 1.1) defined in the Principal Agreement has the same meaning in this deed.

1.4                              Business Day

When the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

1.5                              Inclusive expressions

Specifying anything in this deed after the words “includes” or “for example” or similar expressions does not limit what else is included unless there is express wording to the contrary.

2                                        Charge

2.1                              Charge

The Chargor charges all of its interest in the Charged Property to the Chargee as security for the due and punctual payment of the Secured Moneys.

2.2                              Priority

The parties intend that the Charge take priority over all other Encumbrances of the Chargor other than any Encumbrance mandatorily preferred by law.

2.3                              Nature of Charge

The Charge is:

(a)                              a fixed charge over all the Chargor’s present and future interest under:

(1)                               any freehold or leasehold property or any other interest in real property including fixtures;

(2)                               any machinery, plant or equipment (other than stock in trade and any Fleet Assets);

(3)                               any uncalled or called but unpaid capital of the Chargor;

(4)                               any Encumbrance over any real or personal property or any Guarantee;

(5)                               any Title Document and any other documents evidencing a right to the possession of any real or personal property;

(6)                               any partnership in which the Chargor is a partner;

(7)                               any joint venture in which the Chargor is a joint venturer;

(8)                               any insurance policy in relation to the Charged Property but not the proceeds from that insurance policy;

(9)                               any Marketable Securities;

(10)                         any Intellectual Property Rights;

(11)                         books of account, registers, minute books, statements, invoices, accounting and other records, however recorded, and all software;

(12)                         other assets not acquired by the Chargor for disposal in the ordinary course of the ordinary business of the Chargor;

(13)                         the Designated Account and any chose in action in respect of the Designated Account;

(14)                         each Note;

(15)                         any chose in action in respect of any Notes Proceeds;

(16)                         any chose in action in respect of any Notes Income;

(17)                         each Material Document and the rights of the Chargor under each Material Document; and

(b)                              a floating charge over all other Charged Property, including the Fleet Assets, the Fleet Proceeds, the Note Income, the Note Proceeds and any book debts and other debts and the proceeds of those debts.

2.4                              Crystallisation

The floating charge created in clauses 2.1 and 2.3 automatically and immediately crystallises and becomes fixed:

(a)                               without the Chargee giving any notice to the Chargor, in respect of all of the Charged Property:

(1)                               when a Receiver or any other receiver or receiver and manager is appointed in respect of any of the Charged Property;

(2)                               when the Charge or any other Encumbrance over any of the Charged Property is enforced in any other way; or

(3)                               when an order is made or a resolution is passed for the liquidation of the Chargor;

(b)                              without the Chargee giving any notice to the Chargor, in respect of a particular asset of the Charged Property:

(1)                               when the Chargor breaches clause 4.3 in respect of that asset;

(2)                               when any step is taken to issue, levy or enforce any distress, attachment, execution or other process against or upon that asset;

(3)                               when any Encumbrance over that asset is, or becomes capable of being, enforced or any floating Encumbrance over that asset crystallises or otherwise becomes a fixed Encumbrance;

(4)                               when a notice which affects that asset is issued, signed or given under Subdivision 260-A of Schedule 1 of the Taxation Administration Act 1953 (Cth) by, or on behalf of, the Commissioner of Taxation or the Deputy Commissioner of Taxation, or under any similar legislation;

(5)                               when any thing occurs which may result in any amounts, including Tax or moneys owing to employees, ranking ahead of the floating charge with respect to that asset; or

(c)                               in respect of any asset including a Fleet Asset, the proceeds of any book debt or other debt, any Fleet Proceeds, any Note Proceeds or any Note Income or other moneys now or in the future payable to the Chargor, when the Chargee gives notice in respect of that asset to the Chargor upon the occurrence of an Event of Default or at any time thereafter while the Event of Default is continuing.

2.5                              De-crystallisation

(a)                               Where an asset has become subject to a fixed charge under clause 2.4, the Chargee may release the asset from that fixed charge by notice in writing to the Chargor.

(b)                              When an asset is released from the fixed charge under clause 2.5(a), the asset will again be subject to:

(1)                               the floating charge under clauses 2.1 and 2.3; and

(2)                               the further operation of clause 2.4.

2.6                              Prospective liability

(a)                               The parties acknowledge that the maximum amount of the prospective liability secured by this deed, for the purposes of establishing priority under section 282(3) of the Corporations Act, is A$500,000,000.

(b)                              The Chargee may from time to time lodge a notice under section 268(2) of the Corporations Act on behalf of the Chargor specifying an increase in the maximum amount of the prospective liability referred to in clause 2.6(a) and from the date of lodgment the amount specified in clause 2.6(a) is to be regarded as varied to the amount specified in that notice.

(c)                               Neither clause 2.6(a) nor clause 2.6(b) in any way affects or limits the actual amount of Secured Moneys which may in fact be secured by the Charge.

(d)                              Clauses 2.6(a), (b) and (c) are to be construed independently of each other.

2.7                              Designated Account, insurance policy proceeds and book debts

(a)                               If an Event of Default occurs while it is continuing, the Chargee may require the Chargor to open and maintain a Designated Account at a bank and branch approved by the Chargee on terms that:

(1)                               nominated Officers of the Chargee must be signatories to the Designated Account; and

(2)                               no withdrawals can be made from the Designated Account without the signature of one of those Officers.

(b)                              If an Event of Default occurs while it is continuing, the Chargor must immediately and until notified otherwise by the Chargee deposit in the Designated Account any proceeds the Chargor receives under any insurance policy in relation to the Charged Property or any book debt or other debt, any Fleet Proceeds, any Note Proceeds or any Note Income in respect of which the floating charge has crystallised.

(c)                               Clause 2.7(b) does not apply to proceeds received from any workers’ compensation or public liability policy or reinstatement policy to the extent that the proceeds are paid to a person:

(1)                               entitled to be compensated under the workers’ compensation or public liability policy; or

(2)                               under a contract for the reinstatement of the Charged Property.

(d)                              The Chargor must give all notices and directions and execute all necessary documents as requested by the Chargee to ensure clauses 2.7(a) and (b) are complied with.

(e)                               A Power created under this clause 2.7 is not waived by any failure or delay in exercise, or by the partial exercise, of that Power.

(f)                                 If a Power arising under this clause 2.7 is waived, the fixed charge created by this deed in respect of the relevant book debt, other debt, insurance policy or other relevant asset continues to operate as a fixed charge.

(g)                             The Chargor must:

(1)                               give notice to the Designated Bank of the charge of the Designated Account; and

(2)                               obtain an acknowledgment from the Designated Bank of that charge and the notice.

(h)                              The Chargor must obtain an agreement from the Designated Bank that:

(1)                               it will not repay any money in the Designated Account to the Chargor or any other person without the prior written consent of the Chargee;

(2)                               it waives all rights of set-off and combination in respect of the Designated Account;

(3)                               it must not exercise an Encumbrance in respect of the Designated Account; and

(4)                               the agreement of the Designated Bank must not be varied or terminated without the prior written consent of the Chargee (which consent will not be unreasonably withheld or delayed).

2.8                              Amount recoverable

(a)                               The principal amount recoverable under the Charge is limited to $75,000,000.

(b)                              The Chargee may, by written notice to the Chargor given at any time after the occurrence of an Event of Default or any acquisition of any real property in Queensland, increase the amount specified under clause 2.8(a) to an amount which at the time of the notice is not in excess of the lesser of:

(1)                               the then current amount of the Secured Moneys; and

(2)                               the then current market value of the assets situated in Queensland,

whereupon it is increased to the amount specified in the notice.

(c)                               Clauses 2.8(a) and (b) in no way affect or limit the actual amount of the Secured Moneys.

The Chargor indemnifies the Chargee against any stamp duty or other Tax which becomes payable on or in respect of this deed as a result of clause 2.8(b) applying to increase any amount recoverable.

3                                        Discharge of the Charge

3.1                              Discharge

The Chargee must discharge from the Charge the Charged Property, or any part of it as appropriate, if any of the following events occur:

(a)                               the Secured Moneys are discharged in full and the Chargee is under no further actual or contingent obligation to provide financial accommodation to the Chargor or any other person under any Transaction Document;

(b)                              the Chargee ceases to be a borrower under the Bridge Facility Agreement and any Take-Out Financing (as defined in the Bridge Facility Agreement) which is secured by the same Australian Securities (as defined in the Bridge Facility Agreement) and the Chargor requests such discharge and pays to the Chargee the cost of discharge and any Secured Moneys outstanding at that time; or

(c)                               to facilitate any disposal, sale or disposition permitted under the Bridge Facility Agreement including, for the avoidance of doubt, any sale or other disposition of any property pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback permitted under the Bridge Facility Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback takes place  (a Permitted Disposal).

3.2                              Automatic release

Where the disposal, sale or disposition of property forming part of the Charged Property is a Permitted Disposal, the relevant property will be deemed to be automatically released from the Charge with effect from the day of such disposal and the Chargee will (at the expense of the Chargor) do all such acts as are reasonably requested by the Chargor in order to release such property.

4                                        Representations and warranties, undertakings

4.1                              Representations and warranties

(a)                               The Chargor represents and warrants to and for the benefit of the Chargee that all its representations and warranties in each Document are, or will be, true and correct in all respects when made or regarded as having been made.

(b)                              The Chargor represents and warrants to and for the benefit of the Chargee that the value of the Charged Property on the date of this deed is no more than $74,820,000.

(c)                               The Chargor acknowledges that it has not entered into this deed or any other Document in reliance on any representation, warranty, promise or statement of the Chargee or of any person on behalf of the Chargee.

4.2                              Performance under Transaction Documents

(a)                               The Chargor must fully and punctually perform its obligations under the Transaction Documents.

(b)                              The Chargor must ensure that no Event of Default occurs. Without affecting the liability of the Chargor or the Powers in any other respect (including where a breach of this clause 4.2(b) is also a breach of another provision of a Transaction Document), the Chargor is not liable in damages for breach of this clause 4.2(b) but, subject to clause 5.1, the Chargee may exercise its Powers consequent upon or following that breach.

4.3                              Negative pledge

The Chargor must not:

(a)                               create or allow to exist or agree to any Encumbrance over; or

(b)                              sell, assign, transfer or otherwise dispose of or part with possession of,

any of the Charged Property except to the extent expressly permitted by the Bridge Facility Agreement.

4.4                              Registration

At any time after the occurrence of an Event of Default while it is continuing, if the Chargee directs the Chargor to do so, the Chargor must, at its own cost, register the Charge and any Collateral Security against each motor vehicle charged by that document under the Registration of Interest in Goods Act 1986 (NSW) or corresponding legislation in other States and Territories of Australia, whichever is applicable and any other relevant legislation which deals with registration of security interests in goods.

4.5                              Payment of Secured Moneys

The Chargor must pay or repay the Secured Moneys owed by the Chargor to the Chargee in accordance with this deed, each other Transaction Document and each other obligation under which the Secured Moneys are payable by the Chargor.

4.6                              Notice

The Chargor must notify the Chargee as soon as it becomes aware of the acquisition of any interest in real property located in Queensland.

5                                        Enforcement

5.1                              When enforceable

(a)                               Upon the occurrence of an Accelerated Event of Default, the Charge and each Collateral Security are immediately enforceable without the need for any demand or notice to be given to the Chargor or any other person.

(b)                              Upon the occurrence of an Accelerated Event of Default, the Secured Moneys are immediately due and payable by the Chargor without the need for any demand or notice to be given to the Chargor or any other person other than a notice expressly required by a Transaction Document.

5.2                              Assistance in realisation

After the occurrence of an Accelerated Event of Default, the Chargor must take all action required by the Chargee, Receiver or Attorney to assist any of them to realise the Charged Property and exercise any Power including:

(a)                               executing all transfers, conveyances, assignments and assurances of any of the Charged Property;

(b)                              doing anything necessary or desirable under the law in force in any place where the Charged Property is situated;

(c)                               giving all notices, orders, directions and consents which the Chargee, Receiver or Attorney thinks expedient; and

(d)                             doing anything necessary:

(1)                               for a call to be made on the uncalled capital of the Chargor; or

(2)                               to collect all called but unpaid capital of the Chargor.

6                                        Receiver

6.1                              Appointment of Receiver

Upon the occurrence of an Accelerated Event of Default or at any time thereafter, the Chargee may:

(a)                               appoint any person or any 2 or more persons jointly, or severally, or jointly and severally to be a receiver or a receiver and manager of the Charged Property;

(b)                              remove any Receiver and on the removal, retirement or death of any Receiver, appoint another Receiver; and

(c)                               fix the remuneration and direct payment of that remuneration and any costs, charges and expenses of the Receiver out of the proceeds of any realisation of the Charged Property.

6.2                             Agency of Receiver

(a)                              Subject to clause 6.5, each Receiver is the agent of the Chargor.

(b)                             The Chargor is responsible for the acts, defaults and remuneration of the Receiver.

6.3                             Powers of Receiver

Subject to any express exclusion by the terms of the Receiver’s appointment, the Receiver has, in addition to any powers conferred on the Receiver by applicable law, and whether or not in possession of the Charged Property or any part of it, the following powers:

(a)                               manage, possession or control: to manage, enter into possession or assume control of any of the Charged Property;

(b)                              lease or licence: to accept the surrender of, determine, grant or renew any lease or licence in respect of the use or occupation of any of the Charged Property:

(1)                               on any terms or special conditions that the Chargee or Receiver thinks fit; and

(2)                               in conjunction with the sale, lease or licence of any other property by any person;

(c)                              sale: to sell or concur in selling any of the Charged Property to any person:

(1)                               by auction, private treaty or tender;

(2)                               on such terms and special conditions as the Chargee or the Receiver thinks fit;

(3)                               for cash or for a deferred payment of the purchase price, in whole or in part, with or without interest or security;

(4)                               in conjunction with the sale of any property by any other person; and

(5)                               in one lot or in separate parcels;

(d)                              grant options to purchase: to grant to any person an option to purchase any of the Charged Property;

(e)                               acquire property: to acquire any interest in any property, in the name or on behalf of the Chargor, which on acquisition forms part of the Charged Property;

(f)                                 carry on business: to carry on or concur in carrying on any business of the Chargor in respect of the Charged Property;

(g)                             borrowings and security:

(1)                               to raise or borrow any money, in its name or the name or on behalf of the Chargor, from the Chargee or any person approved by the Chargee in writing; and

(2)                               to secure money raised or borrowed under clause 6.3(g)(1) by an Encumbrance over any of the Charged Property, ranking in priority to, equal with, or after, the Charge or any Collateral Security;

(h)                              maintain or improve Charged Property: to do anything to maintain, protect or improve any of the Charged Property including completing, repairing, erecting a new improvement on, demolishing or altering any of the Charged Property;

(i)                                  income and bank accounts: to do anything to manage or obtain income or revenue from any of the Charged Property including operating any bank account which forms part of the Charged Property or opening and operating a new bank account;

(j)                                  access to Charged Property: to have access to any of the Charged Property, the premises at which the business of the Chargor is conducted and any of the administrative services of the business of the Chargor;

(k)                               insure Charged Property: to insure any of the Charged Property;

(l)                                  sever fixtures: to sever fixtures in respect of any of the Charged Property;

(m)                            compromise: to make or accept any compromise or arrangement;

(n)                              surrender Charged Property: to surrender or transfer any of the Charged Property to any person;

(o)                              exchange Charged Property: to exchange with any person any of the Charged Property for any other property whether of equal value or not;

(p)                              employ or discharge: to employ or discharge any person as an employee, contractor, agent, professional advisor or auctioneer for any of the purposes of this deed;

(q)                              delegate: to delegate to any person any Power of the Receiver;

(r)                                 perform or enforce documents: to observe, perform, enforce, exercise or refrain from exercising any right, power, authority, discretion or remedy of the Chargor under, or otherwise obtain the benefit of:

(1)                               any document, agreement or right which attaches to or forms part of the Charged Property; and

(2)                               any document or agreement entered into in exercise of any Power by the Receiver;

(s)                               receipts: to give effectual receipts for all moneys and other assets which may come into the hands of the Receiver;

(t)                                 take proceedings: to commence, discontinue, prosecute, defend, settle or compromise in its name or the name or on behalf of the Chargor, any proceedings including proceedings in relation to any insurance in respect of any of the Charged Property;

(u)                              insolvency proceedings: to make any debtor bankrupt, wind-up any company, corporation or other entity and do all things in relation to any bankruptcy or winding-up which the Receiver thinks necessary or desirable including attending and voting at creditors’ meetings and appointing proxies for those meetings;

(v)                              execute documents: to enter into and execute any document or agreement in the name of the Receiver or the name or on behalf of the Chargor including bills of exchange, cheques or promissory notes for any of the purposes of this deed;

(w)                            make calls: to make calls on any member of the Chargor in respect of uncalled capital of the Chargor;

(x)                                vote: to exercise any voting rights or powers in respect of any part of the Charged Property;

(y)                              collect called capital: to collect or enforce payment of any called but unpaid capital of the Chargor whether or not the calls were made by the Receiver;

(z)                                incidental power: to do anything necessary or incidental to the exercise of any Power of the Receiver.

6.4                              Nature of Receiver’s Powers

The Powers of the Receiver must be construed independently and no one Power limits the generality of any other Power. Any dealing under any Power of the Receiver will be on the terms and conditions the Receiver thinks fit.

6.5                              Status of Receiver after commencement of winding-up

(a)                               The power to appoint a Receiver under clause 6.1 may be exercised even if, at the time an Accelerated Event of Default occurs or at the time a Receiver is appointed, an order has been made or a resolution has been passed for the winding-up of the Chargor.

(b)                             If for any reason, including operation of law, a Receiver:

(1)                               appointed in the circumstances described in clause 6.5(a); or

(2)                               appointed at any other time,

ceases to be the agent of the Chargor as a result of an order being made or a resolution being passed for the winding-up of the Chargor, then the Receiver immediately becomes the agent of the Chargee.

6.6                              Powers exercisable by the Chargee

(a)                               Whether or not a Receiver is appointed under clause 6.1, the Chargee may, on the occurrence of an Accelerated Event of Default or at any time thereafter and without giving notice to any person, exercise any Power of the Receiver in addition to any Power of the Chargee.

(b)                              The exercise of any Power by the Chargee, Receiver or Attorney does not cause or deem the Chargee, Receiver or Attorney:

(1)                               to be a mortgagee in possession;

(2)                               to account as mortgagee in possession; or

(3)                               to be answerable for any act or omission for which a mortgagee in possession is liable.

6.7                              Set-off

If any Accelerated Event of Default occurs, the Chargee is entitled to apply any credit balance in any of the Chargor’s accounts with the Chargee in and towards satisfaction of any of the Secured Moneys.

6.8                              Notice of exercise of rights

The Chargee, Receiver or Attorney is not required:

(a)                               to give notice of the Charge or any Collateral Security to any debtor or creditor of the Chargor or to any other person;

(b)                              to enforce payment of any money payable to the Chargor including any of the debts or monetary liabilities charged by this deed or by any Collateral Security; or

(c)                               to obtain the consent of the Chargor to any exercise of a Power.

6.9                              Termination of receivership and possession

The Chargee may, at any time, terminate the appointment of a Receiver and may, at any time, give up, or re-take, possession of the Charged Property.

7                                        Application and receipts of money

7.1                              Order of application

(a)                               At any time after the occurrence of an Accelerated Event of Default, all money received by the Chargee, Receiver, Attorney or any other person acting on their behalf under this deed or any Collateral Security may be appropriated and applied towards any amount and in any order that the Chargee, Receiver, Attorney or that other person determines in its absolute discretion, to the extent not prohibited by law.

(b)                              Failing a determination under clause 7.1(a), the money must be applied in the following manner and order:

(1)                               first, in payment of all amounts which, to the extent required by law, have priority over the payments specified in the balance of clause 7.1(b);

(2)                               second, in payment of all costs, charges and expenses (including any GST) of the Chargee, Receiver or Attorney incurred in or incidental to the exercise or performance or attempted exercise or performance of any Power;

(3)                               third, in payment of any other outgoings the Chargee, Receiver or Attorney thinks fit to pay;

(4)                               fourth, in payment to the Receiver of his remuneration;

(5)                               fifth, in payment and discharge, in order of their priority, of any Encumbrances of which the Chargee, Receiver or Attorney is aware and which have priority to the Charge;

(6)                               sixth, in payment to the Chargee towards satisfaction of the Secured Moneys and applied against interest, principal or any other amount the Chargee, Receiver or Attorney thinks fit;

(7)                             seventh, in payment only to the extent required by law, in order of their priority, of other Encumbrances in respect of the Charged Property of which the Chargee, Receiver or Attorney is aware and which are due and payable in accordance with their terms; and

(8)                             eighth, in payment of the surplus, if any, without interest to the Chargor. The Chargee, Receiver or Attorney may pay the surplus to the credit of an account in the name of the Chargor in the books of any bank carrying on business within Australia and having done so is under no further liability in respect of that surplus.

7.2                              Money actually received

In applying any money towards satisfaction of the Secured Moneys the Chargor is to be credited only with so much of the money which is available for that purpose (after deducting any GST imposed) and which is actually received by the Chargee, Receiver or Attorney. The credit dates from the time of receipt.

7.3                              Amounts contingently due

(a)                               If at the time of a distribution of any money under clause 7.1 any part of the Secured Moneys is contingently owing to the Chargee, the Chargee, Receiver or Attorney may retain an amount equal to the amount contingently owing or any part of it.

(b)                              If the Chargee, Receiver or Attorney retains any amount under clause 7.3(a) it must place that amount on short-term interest bearing deposit until the amount contingently owing becomes actually due and payable or otherwise ceases to be contingently owing at which time the Chargee, Receiver or Attorney must:

(1)                               pay to the Chargee the amount which has become actually due to it; and

(2)                               apply the balance of the amount retained, together with any interest on the amount contingently owing, in accordance with clause 7.1.

7.4                              Notice of a subsequent Encumbrance

(a)                               If the Chargee receives actual or constructive notice of a subsequent Encumbrance, the Chargee:

(1)                               may open a new account in the name of the Chargor in its books; or

(2)                               is regarded as having opened a new account in the name of the Chargor in its books,

on the date it received or was regarded as having received notice of the subsequent Encumbrance.

(b)                              From the date on which that new account is opened or regarded as opened:

(1)                               all payments made by the Chargor to the Chargee; and

(2)                               all financial accommodation and advances by the Chargee to the Chargor,

are or are regarded as credited and debited, as the case may be, to the new account.

(c)                               The payments by the Chargor under clause 7.4(b) must be applied:

(1)                               first, in reduction of the debit balance, if any, in the new account; and

(2)                               second, if there is no debit balance in the new account, in reduction of the Secured Moneys which have not been debited or regarded as debited to the new account.

7.5                              Chargee’s statement of indebtedness

A certificate signed by any Officer of the Chargee stating:

(a)                                  the amount of the Secured Moneys due and payable; or

(b)                                 the amount of the Secured Moneys, whether currently due and payable or not,

is sufficient evidence of that amount as at the date stated on the certificate, or failing that as at the date of the certificate, unless the contrary is proved.

7.6                              Chargee’s receipts

(a)                               The receipt of any Officer of the Chargee for any money payable to or received by the Chargee under this deed exonerates the payer from all liability to enquire whether any of the Secured Moneys have become payable.

(b)                              Every receipt of an Officer of the Chargee effectually discharges the payer from:

(1)                               any future liability to pay the amount specified in the receipt; and

(2)                               being concerned to see to the application of, or being answerable or accountable for any loss or misapplication of, the amount specified in the receipt.

7.7                              Conversion of currencies on application

In making an application under clause 7.1, the Chargee, Receiver or Attorney may itself, or through its bankers, purchase one currency with another in the manner and amounts and at the times it thinks fit, whether or not the purchase is through an intermediate currency, or spot or forward.

7.8                              Amounts payable on demand

If an amount payable under a Transaction Document is not expressed to be payable on a specified date, that amount is payable by the Chargor on demand by the Chargee.

8                                        Power of attorney

8.1                              Appointment of Attorney

In consideration of the Chargee entering into the Transaction Documents and for other consideration received, the Chargor irrevocably appoints each Receiver and each Officer of the Chargee severally its attorney for the purposes set out in clause 8.2.

8.2                              Purposes of appointment

The Attorney may, in its name or in the name of the Chargor, Chargee or Receiver, at any time after the occurrence of an Accelerated Event of Default do any of the following:

(a)                               do any thing which ought to be done by the Chargor under this deed;

(b)                              do anything which ought to be done by the Chargor in respect of the Charged Property under this deed or a Transaction Document;

(c)                               exercise any right, power, authority, discretion or remedy of the Chargor under:

(1)                               this deed;

(2)                               any other Transaction Document; or

(3)                               any agreement forming part of the Charged Property;

(d)                              do any thing which in the opinion of the Chargee, Receiver or Attorney is necessary or expedient for securing or perfecting the Charge and any Collateral Security;

(e)                               execute in favour of the Chargee any legal mortgage, transfer, assignment and any other assurance of any of the Charged Property;

(f)                                 execute deeds of assignment, composition or release;

(g)                              sell or otherwise part with the possession of any of the Charged Property; and

(h)                              generally, do any other thing, whether or not of the same kind as those set out in clause 8.2(a) to (f), which in the opinion of the Chargee, Receiver or Attorney is necessary or expedient:

(1)                               to more satisfactorily secure to the Chargee the payment of the Secured Moneys; or

(2)                               in relation to any of the Charged Property.

8.3                              Delegation and substitution

The Attorney may, at any time, for any of the purposes in clause 8.2, appoint or remove any substitute or delegate or sub-attorney.

9                                        Protection

9.1                              Protection of third parties

(a)                              No person dealing with the Chargee, Receiver or Attorney is bound to enquire whether:

(1)                               the Charge has become enforceable;

(2)                               the Receiver or Attorney is duly appointed; or

(3)                               any Power has been properly or regularly exercised; or

(b)                              No person dealing with the Chargee, Receiver or Attorney is affected by express notice that the exercise of any Power was unnecessary or improper.

(c)                               The irregular or improper exercise of any Power is, as regards the protection of any person, regarded as authorised by the Chargor and this deed, and is valid.

9.2                              Protection of the Chargee, Receiver and Attorney

(a)                               The Chargee, Receiver or Attorney is not liable for any loss or damage including consequential loss or damage, arising directly or indirectly from:

(1)                               any omission or delay in the exercise or non-exercise of any Power; or

(2)                               the neglect, default or dishonesty of any manager, Officer, employee, agent, accountant, auctioneer or solicitor of the Chargor, the Chargee, Receiver or Attorney.

(b)                             Clause 9.2(a) does not apply:

(1)                               in respect of the Chargee, to any loss or damage which arises from the wilful default, fraud or negligence of the Chargee; and

(2)                               in respect of a Receiver or Attorney, to any loss or damage which arises from the wilful default, fraud or negligence of the Receiver or Attorney.

10                                 Saving provisions

10.1                       Statutory powers

(a)                               The powers of the Chargee under this deed or any Collateral Security are in addition to any powers the Chargee has under applicable law.

(b)                              To the extent not prohibited by law, before enforcing this deed or any Collateral Security, or exercising any Power, the Chargee is not required to give any notice or allow the expiration of any time to any person.

(c)                               If a law which requires a period of notice to be given cannot be excluded, but that law allows the period to be specified or changed, then that period of time is one day.

10.2                       Continuing security

The Charge is a continuing security despite:

(a)                               any settlement of account; or

(b)                              the occurrence of any other thing,

and remains in full force and effect until the Chargee has given a discharge of the Charge in respect of all the Charged Property under clause 3.

10.3                       No merger of security

(a)                               Nothing in this deed merges, extinguishes, postpones, lessens or otherwise prejudicially affects:

(1)                               any Encumbrance or indemnity in favour of the Chargee;

(2)                               any indemnity in favour of the Chargee contained in any Transaction Document; or

(3)                               any right, power, authority, discretion or remedy which the Chargee may have against the Chargor or any other person at any time.

(b)                              No other Encumbrance or Transaction Document which the Chargee has the benefit of in any way prejudicially affects any Power.

10.4                       Exclusion of moratorium

To the extent not excluded by law, a provision of any legislation which directly or indirectly:

(a)                               lessens or otherwise varies or affects in favour of the Chargor any obligations under this deed or any Transaction Document; or

(b)                              stays, postpones or otherwise prevents or prejudicially affects the exercise by the Chargee, Receiver or Attorney of any Power,

is negatived and excluded from this deed and any Transaction Document and all relief and protection conferred on the Chargor by or under that legislation is also negatived and excluded.

10.5                       Conflict

Where any right, power, authority, discretion or remedy of the Chargee, Receiver or an Attorney under this deed or any Transaction Document is inconsistent with the powers conferred by applicable law then, to the extent not prohibited by that law, those powers conferred by applicable law are regarded as negatived or varied to the extent of the inconsistency.

10.6                       Completion of blank securities

At any time after the Charge has become enforceable, the Chargee, Receiver, Attorney or any Officer of the Chargee may complete, in favour of the Chargee, any appointee of the Chargee or any purchaser, any instrument executed in blank by or on behalf of the Chargor and deposited with the Chargee as security under this deed or under any Collateral Security.

10.7                       Principal obligations

The Charge and each Collateral Security is:

(a)                               a principal obligation and is not ancillary or collateral to any other Encumbrance (other than another Collateral Security) or other obligation; and

(b)                              independent of, and unaffected by, any other Encumbrance or other obligation which the Chargee may hold at any time in respect of the Secured Moneys.

10.8                       No obligation to marshal

Before the Chargee enforces the Charge, it is not required to marshal or to enforce or apply under, or appropriate, recover or exercise:

(a)                                  any Encumbrance or Collateral Security held, at any time, by the Chargee; or

(b)                                 any moneys or assets which the Chargee, at any time, holds or is entitled to receive.

10.9                       Non-avoidance

If any payment by the Chargor to the Chargee is at any time avoided for any reason including any legal limitation, disability or incapacity of or affecting the Chargor or any other thing, and whether or not:

(a)                               any transaction relating to the Secured Moneys was illegal, void or substantially avoided; or

(b)                              any thing was or ought to have been within the knowledge of the Chargee,

the Chargor:

(c)                               as an additional, separate and independent obligation, indemnifies the Chargee against that avoided payment; and

(d)                              acknowledges that any liability of the Chargor under the Transaction Documents and any right or remedy of the Chargee under the Transaction Documents is the same as if that payment had not been made.

10.10                Increase in financial accommodation

The Chargee may at any time increase the financial accommodation provided under any Transaction Document or otherwise provide further financial accommodation.

11                                 Third party provisions

11.1                       Suspense account

(a)                              The Chargee may apply to the credit of a suspense account any:

(1)                               amounts received under this deed;

(2)                               dividends, distributions or other amounts received in respect of the Secured Moneys in any liquidation; and

(3)                               other amounts received from any Transaction Party or any other person in respect of the Secured Moneys.

(b)                              The Chargee may retain the amounts in the suspense account for as long as it determines and is not obliged to apply them in or towards satisfaction of the Secured Moneys.

11.2                       Independent obligations

This deed is enforceable against the Chargor:

(a)                               without first having recourse to any Collateral Security;

(b)                              whether or not the Chargee or any other person has:

(1)                               made demand upon any Transaction Party other than the Chargor;

(2)                               given notice to any Transaction Party (other than the Chargor) or any other person in respect of any thing; or

(3)                               taken any other steps against any Transaction Party (other than the Chargor) or any other person;

(c)                               whether or not any Secured Moneys is then due and payable; and

(d)                              despite the occurrence of any event described in clause 11.3.

11.3                       Unconditional nature of obligations

The Charge and the obligations of the Chargor under the Transaction Documents are absolute, binding and unconditional in all circumstances.

12                                 General

12.1                       Performance by Chargee of the Chargor’s obligations

If the Chargor defaults in fully and punctually performing any obligation contained or implied in any Transaction Document, the Chargee may, without prejudice to any Power, do all things necessary or desirable, in the reasonable opinion of the Chargee, to make good or attempt to make good that default to the satisfaction of the Chargee.

12.2                       Chargor to bear cost

Any thing which must be done by the Chargor under this deed, whether or not at the request of the Chargee, must be done at the cost of the Chargor.

12.3                       Notices

Any notice or other communication including any request, demand, consent or approval, to or by a party to this deed must be given in accordance with the notice requirements of the Principal Agreement.

12.4                       Governing law and jurisdiction

(a)                               This deed is governed by the laws of New South Wales.

(b)                              The Chargor irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

(c)                               The Chargor irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

12.5                       Prohibition and enforceability

(a)                               Any provision of, or the application of any provision of, any Transaction Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)                              Any provision of, or the application of any provision of, any Transaction Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

(c)                               Without limiting clause 12.5(a) or (b), if the inclusion of an asset in the Charged Property would invalidate, avoid or render ineffective the Charge, whether in respect of that asset only or otherwise, then that asset is excluded from the Charged Property, but only for so long as that effect prevails.

(d)                              If an asset referred to in clause 12.5(c) could be included in the Charged Property without clause 12.5(c) applying if an Authorisation was obtained or other action taken, the Chargor must promptly obtain that Authorisation or take that action.

12.6                       Waivers

(a)                               Waiver of any right arising from a breach of this deed or of any Power arising upon default under this deed or upon the occurrence of an Event of Default or an Accelerated Event of Default must be in writing and signed by the party granting the waiver.

(b)                              A failure or delay in exercise, or partial exercise, of:

(1)                               a right arising from a breach of this deed or the occurrence of an Event of Default or an Accelerated Event of Default; or

(2)                               a Power created or arising upon default under this deed or upon the occurrence of an Event of Default or an Accelerated Event of Default,

does not result in a waiver of that right or Power.

(c)                               A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this deed or on a default under this deed or on the occurrence of an Event of Default or an Accelerated Event of Default as constituting a waiver of that right or Power.

(d)                              A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)                               This clause may not itself be waived except by writing.

12.7                       Variation

A variation of any term of this deed must be in writing and signed by the parties.

12.8                       Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of the Chargee, Receiver or Attorney.

12.9                       Assignment

(a)                               Subject to any Transaction Document, the Chargee may assign its rights under this deed and each Collateral Security without the consent of the Chargor.

(b)                              The Chargor must not assign any of its rights under this deed or any Collateral Security without the prior written consent of the Chargee.

12.10                Counterparts

This deed may be executed in any number of counterparts. All counterparts taken together, constitute one instrument. A party may execute this deed by signing any counterpart.

12.11                Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Executed as a deed:

CHARGOR:

Signed sealed and delivered for

Hertz Australia Pty Limited

by its attorney

in the presence of:

/s/ David Barton	/s/ Ralph Ayling
Witness	Attorney

David Barton	Ralph Ayling
Name (please print)	Name (please print)

CHARGEE:

Signed sealed and delivered for

HA Funding Pty Limited

by its attorney

in the presence of:

/s/ David Barton	/s/ Ralph Ayling
Witness	Attorney

David Barton	Ralph Ayling
Name (please print)	Name (please print)